CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of E.I.I. Realty Securities Fund, E.I.I. International Property Fund, and E.I.I. Global Property Fund, each a series of E.I.I. Realty Securities Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 28, 2016